EXHIBIT 10.10

EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 24th day of October, 2005, by and between METABANK, 121 E. 5th Street, Storm Lake, Iowa 50588 (hereinafter referred to as the “Bank” whether in mutual or stock form) and Bradley C. Hanson (the “Employee”), who resides at 27332 Ridgeway Road, Harrisburg, South Dakota 57032.

                WHEREAS, the Employee is currently serving as Executive Vice President; and

                WHEREAS, the Bank is a publically held corporation as the subsidiary of Meta Financial Group, Inc. (the “Holding Company”) and

                WHEREAS, the Board of Directors of the Bank recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the

                Holding Company and/or the Bank may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the

                Holding Company and it stockholders; and

                WHEREAS, the Board of Directors of the Bank believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company, although no such change is now contemplated; and

                WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 4 hereof;

                NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

                1.  Employment. The Employee will be employed as Executive Vice President of the Bank. As Executive Vice President, Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Employee’s position as Executive Vice President and are agreed to by Employee. The Employee shall continue to devote his best efforts and substantially all his business time and attention to the business and affairs of the Bank and its subsidiaries and affiliated companies.

                2. Compensation.

                        (a) Salary. The Bank agrees to pay the Employee during the term of this Agreement a salary established by the Board of Directors. The salary hereunder as of the Commencement Date (as defined in Section 4 hereof) shall be at least equal to the Employee’s salary in effect immediately prior to the Commencement Date. The salary provided for herein shall be payable not less frequently than biweekly in accordance with the practices of the Bank, provided, however, that no such salary is required to be paid by the terms of this Agreement in respect of any month or portion thereof subsequent to the termination of this Agreement and provided further, that the amount of such salary shall be reviewed by the Board of Directors not less often than annually and may be increased (but not decreased) from time to time in such amounts as the Board of Directors in its discretion may decide, subject to the customary withholding tax and other employee taxes as required with respect to compensation paid by a corporation to an employee.

                        (b) Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors of the Bank to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared by the Board of Directors.

                        (c) Expenses. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with policies and procedures at least as favorable to the Employee as those presently applicable to the senior executive officers of the Bank) in performing services hereunder, provided that the Employee properly accounts therefore in accordance with Bank policy.

                3. Benefits.

                        (a) Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled while employed hereunder to participate in, and receive benefits under, all plans relating to stock options, stock purchases, pension, thrift, profit-sharing, group life insurance, medical coverage, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are now or hereafter maintained for the benefit of the Bank’s executive employees or for its employees generally.

                        (b) Fringe Benefits. The Employee shall be eligible while employed hereunder to participate in, and receive benefits under, any other fringe benefits which are or may become applicable to the Bank’s executive employees or to its employees generally.

                4. Term.  The term of employment under this Agreement shall be a period of three (3) years commencing on the date of completion of the Conversion (the Commencement Date”) subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of employment under this Agreement shall be extended for a period of one year unless either the Bank or the Employee gives contrary written notice to the other not less than 90 days in advance of the date on which the term of employment under this Agreement would otherwise be extended, provided that such term will not be automatically extended unless, prior thereto, such extension is approved by the Board of Directors following the Board’s review of a formal performance evaluation of the Employee performed by the disinterested members of the Board of Directors of the Bank and reflected in the minutes of the Board of Directors. Reference herein to the term of employment under this Agreement shall refer to both such initial term and such extended terms.

                5.  Vacations. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

                        (a)  the Employee shall be entitled to an annual vacation of not less than five (5) weeks per year;

                        (b)  the timing of vacations shall be scheduled in a reasonable manner by the Employee; and

                        (c)  solely at the Employee’s request, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

                6. Termination of Employment; Death.

                        (a) The Board of Directors may terminate the Employee’s employment at any time, but any termination by the Bank’s Board of Directors, other than termination for cause, shall not prejudice the Employee’s right to compensation or other benefits under the Agreement. If the employment of the Employee is involuntarily terminated, other than for “cause” as provided in this Section 6 (a) or pursuant to any of Sections 6 (d) through 6 (g), or by reason of death or disability as provided in Sections 6 (c) or 7, the Employee shall be entitled to receive, (i) his then applicable salary for the then-remaining term of the Agreement as calculated in accordance with Section 4 hereof, payable in such manner and at such times as such salary would have been payable to the Employee under Section 2 before any reduction or adverse change in salary or benefits under section (a)(2)(iii) below, and (ii) health insurance benefits as maintained by the Bank for the benefit of its senior executive employees or its employees generally over the then-remaining term of the Agreement as calculated in accordance with Section 4 hereof.

                The terms “termination” or “involuntarily terminated” in this Agreement shall refer to the termination of the employment of Employee without his express written consent.

                The Employee shall be considered to be involuntarily terminated (1) if the employment of the Employee is involuntarily terminated for any reason other than for “cause” as provided in this Section 6 (a), pursuant to any of Sections 6 (d) through 6 (g) or by reason of death or disability as provided in Sections 6 (c) and 7; or (2) there occurs a material diminution of or interference with the Employee’s duties, responsibilities and benefits as Executive Vice President of the Bank. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Employee, shall constitute such diminution or interference unless consented to in writing by the Employee: (i) a change in the principal workplace of the Employee to a location more than fifty (50) miles from the Bank’s main office; (ii) a material demotion of the Employee, a reduction in the number or seniority of other Bank personnel reporting to the Employee, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank or Holding Company-wide reduction in staff; or (iii) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Employee, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Holding Company.

                In the case of termination of the Employee’s employment for cause, the Bank shall pay the Employee his salary through the date of termination, and the Bank shall have no further obligation to the Employee under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. For purposes of this Agreement, termination for “cause” shall include termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order relating to the business conducted by Bank, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee was guilty of conduct constituting “cause” as set forth above and specifying the particulars thereof in detail.

                        (b) The Employee’s employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of such voluntary termination, the Bank shall be obligated to continue to pay the Employee his salary only through the date of termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

                        (c) In the event of the death of the Employee during the term of employment under this agreement and prior to any termination hereunder, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the last day of the calendar month in which his death shall have occurred, and the term of employment under this Agreement shall end on such last day of the month.

                        (d) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8 (e) (3)or (g) (1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818 (e) (3); (g) (1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of the obligations which were suspended.

                        (e) If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section (8) (e) (4) or (g) (1) of the FDIA, 12 U.S.C. § 1818 (e) (4); (g) (1), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

                        (f) If the Bank becomes in default (as defined in Section 3 (x) (1) of the FDIA, 12 U.S.C. § 1813 (x) (1)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

                        (g) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his or her designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13 (c) of the FDIA, 12 U.S.C. § 1823 (c); or (ii) by the Director of the OTS or his or her designee at the time the Director of the OTS or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

                        (h) In the event the Bank purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement of any unpaid compensation accruing during the period of termination and interest thereon and all reasonable costs, including attorneys’ fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

                7.  Disability. If during the term of employment hereunder the Employee shall become disabled or incapacitated to the extent that he is unable to perform the duties of the Executive Vice President, he shall be entitled to receive disability benefits of the type provided for other executive employees of the Bank.

                8. Change in Control.

                        (a) Involuntary Termination. If the Employee’s employment is involuntarily terminated (other than for cause or pursuant to any of Sections 6 (c) through 6 (g) or Section 7 of this Agreement) in connection with or within 12 months after a change in control which occurs at any time during the term of employment under this Agreement, in addition to any payments under Section 6 (a) of the Agreement, the Bank shall pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination (as hereinafter defined) of employment an amount equal to 299% of the Employee’s “base amount” of compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

                        (b) Definitions. For purposes of Section 8, 9 and 11 of this Agreement, “Date of Termination” means the earlier of (i) the date upon which the Bank gives notice to the Employee of the termination of his employment with the Bank, or (ii) the date upon which the Employee ceases to serve as an Employee of the Bank; and “change in control” is defined solely as any acquisition of control (other than pursuant to the Conversion or by a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or a subsidiary of the Holding Company), as defined in 12 C.F.R. § 574.4, or any successor regulation, of the Bank or Holding Company which would require the filing of an application for acquisition of control or notice of change in control in a manner as set forth in 12 C.F.R. § 574.3, or any successor regulation.

                9. Certain Reduction of Payments by the Bank.

                        (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible (in whole or part) by the Bank for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Bank because of Section 280G of the Code. For purposes of this Section 9, present value shall be determined in accordance with Section 280G (d) (4) of the Code.

                        (b) All determinations required to be made under this Section 9 shall be made by the Bank’s independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the “Advisory Firm”). The Advisory Firm shall within ten business days of the Date of Termination, or at such earlier time as is requested by the Bank, provide to both the Bank and the Employee an opinion (and detailed supporting calculations) that the Bank has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Bank and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Bank shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9 and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Bank’s receipt of the Employee’s determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Bank’s election in lieu of such determination, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Bank and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 9.

                        (c) As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Bank which should not have been made (“Overpayment”) or that additional Agreement Payments will not have been made by the Bank which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Bank together with interest at the applicable federal rate provided for in Section 7872 (f) (2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling preceding or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872 (f) (2) of the Code.

                        (d) The total of payments to the Employee in the event of involuntary termination of employment under Section 6(a) and Section 8(a) shall not exceed three times his average annual compensation from the Bank over the five most recent taxable years (or, if employed by the Bank for a shorter period, over the period of his employment by the Bank).

                        (e) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

                10. Non-competition

                        (a) Employee shall not, during the period of his employment and for a period of two (2) years following the termination of his employment for any reason, directly or indirectly own, operate, consult or be employed by any person or entity engaged in any business or activity in the prepaid debit card industry or which is competitive with the prepaid debit card product and related services of Bank, anywhere within the United States, if Bank continues to carry on a like business therein; provided, however, nothing herein shall prevent Employee from working in the credit card industry so long as such work does not breach the provisions of this Agreement.

                Employee shall not, during the period of his employment and for a period of two (2) years following termination of his employment for any reason, solicit any existing customers of Bank or solicit potential customers if such potential customers were identified or developed during the course of Employee’s employment with Bank, or otherwise divert or attempt to divert any existing business of Bank, anywhere within the United States.

                        (b) Employee shall not, directly or indirectly, solicit, induce, recruit or cause another Bank employee to terminate his or her employment for a period of two (2) years following the termination of Employee’s employment, for any reason, anywhere within the United States.

                        (c) Employee shall not, either during his employment with Bank or at any time thereafter, except as required in the conduct of Bank’s business or as authorized in writing by Bank, use, publish, disclose, appropriate or communicate, directly or indirectly, any of the following information which Employee, in any way, has acquired or may acquire during, or by reason of, his employment with Bank:

                Marketing, sales, service, costs, business methods, formulas, product specifications, planning, and technical information relating to Bank, as well as customer lists and any other information which could give any third party an opportunity to obtain an advantage over competitors who did not know such information; and

                Trade secrets which are used in Bank’s business and give Bank an opportunity to obtain an advantage over competitors who do not know them.

                        (d) Employee understands that in the event of a violation of any provision of this Agreement, Bank shall have the right to seek injunctive relief, in addition to any other existing rights or remedies provided in this Agreement or by operation of law, whether legal or equitable, without the requirement of posting a bond.

                        (e) Employee agrees that the restrictions and limitations contained in this Agreement are reasonable as to scope and duration and are necessary to protect Bank’s trade secrets and confidential information and to preserve for Bank the competitive advantage derived from maintaining confidentiality and restricting competition by Employee. In the event that any of the restrictions and limitations contained in this Agreement are deemed to be unreasonable or to otherwise exceed any time, geographic or other limitations permitted by applicable law, the provisions of this Agreement shall be reformed to the maximum limitations permitted by applicable law, and each provision determined to be unreasonable or not in compliance with applicable law shall be deemed severed from the remaining terms and conditions of this Agreement.

                        (f) The provisions of subsections (a),(b),(c),(d) and (e) hereof shall not prevent the Employee from purchasing, solely for investment, not more than five percent (5%) of any financial institution’s stock or other securities which are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12 (g) of the Securities Exchange Act of 1934.

                        (g) The provisions of this Section shall survive the termination of the Employee’s employment hereunder whether by expiration of the term thereof or otherwise.

                11. No Assignments.

                        (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 8 (a) hereof. For purposes of implementing the provisions of this Section 11 (a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

                        (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the- Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

                12.  Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

                13.  Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

                14.  Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                15.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                16.  Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Iowa.

                17.  Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION

WHICH MAY BE ENFORCED BY THE PARTIES.

METABANK

By: /s/ E. Wayne Cooley
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E. Wayne Cooley
Chairman, Compensation Committee

EMPLOYEE

/s/ Bradley C. Hanson
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Bradley C. Hanson